Exhibit 10.38

                  Director Compensation--Revised and Restated

All directors of Temecula Valley Bank ("Bank") are entitled to receive $1,500 per month in consideration for their services as Bank board members. The board authorized an increase in these fees, effective February 2, 2006, to $1,750 per month.

Temecula Valley Bancorp Inc. ("Company") may also periodically award options to its directors under its 2004 Incentive Stock Option Plan, or otherwise.

In addition to regular Bank board compensation, members of the audit committee of the Company are entitled to receive $250 per month in consideration for their services on this committee. The board authorized an increase in these fees, effective February 2, 2006 to $350 per month.

In addition to regular board compensation, members (previously reported in error as non-employee members) of the directors' loan committee of the Bank are entitled to receive $250 per month in consideration for their services on this committee. The board authorized an increase in these fees, effective February 2, 2006 to $350 per month.